Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

DarioHealth Corp.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration `Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share (3)	Rule 457(h)	2,493,764	$2.21	$5,511,218.44	$0.00014760	$813.46
	Total Offering Amounts					$5,511,218.44		$813.46
	Total Fees Previously Paid							---
	Total Fee Offsets							---
	Net Fee Due							---

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Represents shares of common stock issuable upon stock options or other awards to be granted pursuant to the Company’s 2020 Equity Incentive Plan, as amended.

(3)	The fee is based on the number of shares of common stock which may be issued under the plan this registration statement relates to and is estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sales price of DarioHealth Corp.’s common stock as reported on the Nasdaq Capital Market on January 12, 2024.